UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 21, 2007

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Willow Road Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

(925) 924-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Forms of Performance Share Agreements

On February 21, 2007, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Polycom, Inc. (“Polycom”) approved new additional forms of Performance Share Agreements for use under the Polycom, Inc. 2004 Equity Incentive Plan (the “Plan”).

General Terms. The Performance Share Agreements provide for the grant of a target number of performance shares that will be paid out in shares of Polycom common stock once the applicable performance and vesting criteria have been met. The number of performance shares in which the recipient may vest will depend upon achievement with respect to certain performance criteria specified by the Committee at the time of grant. Upon payout of the shares, the recipient must pay a purchase price per share equal to the par value of Polycom common stock ($0.0005), payable through the recipient’s services rendered to Polycom. Polycom will withhold a portion of the shares subject to the grant to cover applicable tax withholdings, unless Polycom requires or otherwise permits the recipient to make alternate arrangements satisfactory to Polycom.

Vesting. The Performance Share Agreements provide that during each of the three successive, one-year performance periods, a portion of the performance shares become eligible to vest. If the performance criteria are not met in a particular performance period, the portion of the performance shares allocated to such performance period shall be allocated to the next performance period, if any, and shall become eligible to vest if the performance criteria is met on a cumulative basis in such subsequent performance period. The Performance Share Agreements provide that vesting automatically will be delayed upon certain changes to employment status due to authorized leaves of absence for specified durations. In the event of the recipient’s death or Disability (as such term is defined in the Plan) while he or she is an employee and during a performance period, the number of performance shares allocated to such performance period (and any prior performance periods in the event the recipient commenced an authorized leave of absence in such prior performance period) will vest immediately. The Performance Share Agreements provide that in the event of the recipient’s Retirement (as such term is defined in the Performance Share Agreements) while he or she is an employee and during a performance period, unvested performance shares may vest depending on the date of the recipient’s Retirement (as such term is defined in Performance Share Agreements).

2007 Grants to Named Executive Officers.

On February 21, 2007, the Committee approved performance share grants under the new form of Performance Share Agreement for Officers under the Plan to Polycom’s Chief Executive Officer, Robert C. Hagerty and certain of Polycom’s other named executive officers, Michael R. Kourey and Sunil K. Bhalla. For each recipient, three successive, one-year performance periods will begin each year on January 1 and end on December 31 of such year from 2007 through 2009. For each recipient, each performance period will be measured on the basis of achievement of annual revenue growth.

Mr. Hagerty received a grant of 25,000 performance shares and Mr. Kourey and Mr. Bhalla each received a grant of 20,000 performance shares. If the specified performance goals are achieved, one-third of the number of performance shares may vest on each of the first, second and third anniversaries of the date the award is granted (the “Grant Date”), subject to the recipient’s continued employment with Polycom through each applicable vesting date.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1.	Form of Performance Share Agreement for Officers

10.2.	Form of Performance Share Agreement for Non-Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish Vice President, General Counsel and Secretary

Date: February 27, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Performance Share Agreement for Officers

10.2	Form of Performance Share Agreement for Non-Officers